Exhibit 10.1

JOINT DEVELOPMENT AGREEMENT

THIS JOINT DEVELOPMENT AGREMENT (this “Agreement”) is made as of November 1, 2013 (the “Effective Date”) by and between CDx, Inc., a Deleware corporation with its principal place of business at 4225 Executive Square Suite 600, La Jolla, CA 92037 (“CDX”), and Next Dimension Technologies, Inc., a California corporation with its principal place of business at 1 West Mountain Street, #11, Pasadena, CA 91103 (“NDT”). CDX and NDT are sometimes referred to herein individually as the “Party” or collectively as the “Parties”.

WHEREAS, CDX would like to engage NDT to develop chemical sensors and peripheral sensing equipment and software for the detection and characterization of cannabis and compounds associated with cannabis; and

WHEREAS, NDT has accepted such responsibilities, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

1.           Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Detection Materials” means chemical vapor detection systems, chemical sensors, or their associated hardware, software, or signal processing technology, their progeny and unmodified derivatives, or related information and know-how.

“Field” shall mean the use of sensors and their associated hardware, software, or signal processing technology to characterize cannabis or to detect or to quantify compounds in cannabis except for applications in law enforcement.

“Intellectual Property Rights” means patents, applications for patents, utility models, applications for utility models, trademarks or trading names (whether or not registered or registrable), domain names, rights in know-how (including trade secrets, technology, methods of manufacture, specifications and other information relevant to the Field), designs (registered or umegistered and including applications for registered designs), copyright (including rights in computer software), topography rights and other rights in semiconductor chips, design rights, rights in inventions, the right to claim damages for past infringements of any or all such rights, the right to claim priority for any or all such rights, and all rights having equivalent or similar effect wherever situated.

“Arising Intellectual Property Rights” means such Intellectual Property Rights as are developed or created pursuant to this Agreement.

“Existing Intellectual Property Rights” means any Intellectual Property Rights owned by or licensed to CDX or NDT prior to the Effective Date or created or resulting after the Effective Date otherwise than under or pursuant to this Agreement.

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2.           Services.

2.1           NDT Services. NDT shall carry out consultancy, research, development, and/or other services to progress the work set forth in Exhibit A. NDT will use reasonable efforts to satisfy its duties and provide the deliverables for each Task set forth in Exhibit A; provided, however, that NDT does not represent or warrant that it will be able successfully to complete its assigned duties or deliverables.

2.2           Task Authorization. NDT must not undertake any Task as defined in Exhibit A until CDX has provided written authorization to NDT to do so. Notwithstanding the foregoing, NDT is authorized to undertake Task 1.1 as set forth in Exhibit A.

3.           Payments and Expenses

3.1           Payments for Services. Inconsideration of NDT providing the services hereunder as described in Exhibit A, CDX shall make non-refundable payments to NDT in accordance with the schedule of payments associated with each Task as set forth in Exhibit A.

3.2           Invoice Submission. NDT shall submit invoices to CDX for the full amount of each payment associated with each Task as set forth in in Exhibit A. All invoices shall be payable ten (10) days after receipt by CDX.

4.           Intellectual Property. The Parties agree to the applicable provisions as to ownership, use and/or exploitation oflntellectual Property Rights as follows:

4.1           Disclosure. Ifduring the Term of this Agreement either Party (or an authorized sub-contractor of it) develops or creates (whether with or without others and whether jointly with the other Party or not) any Arising Intellectual Property Rights, they shall forthwith disclose any such Arising Intellectual Property Rights to the other.

4.2           Arising IP Belonging to NDT. Any Arising Intellectual Property Rights outside of the Field shall belong to NDT, and any Arising Intellectual Property Rights relating to improvements to Detection Materials shall belong to NDT. To the extent that CDX would otherwise be the owner in whole or in part of any such rights, CDX shall promptly upon request from NDT assign its entire right, title and interest to any and all such Arising Intellectual Property Rights to NDT for a nominal (less than $100.00) consideration.

4.3           Arising IP Belonging to CDX. Any Arising Intellectual Property Rights other than those covered by Paragraph 4.2 shall belong to CDX. To the extent that NDT would otherwise be the owner in whole or in part of any such Arising Intellectual Property Rights, NDT shall promptly upon request from CDX assign its entire right, title and interest to any and all such Arising Intellectual Property Rights to CDX for a nominal (less than $100.00) consideration.

4.4           Arising IP Rights Granted to CDX. To the extent that it is necessary to do so to enable CDX to use and exploit its respective Arising Intellectual Property Rights, NDT hereby grants CDX a perpetual, irrevocable, exclusive, and royalty free license (including the right to assign the license and to grant sub-licenses) to use and exploit NDT’s Arising Intellectual Property Rights in the Field.

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4.5           Notice oflP Infringement. During the term of this Agreement and upon their knowledge of the occurrence of any infringement or suspected or threatened infringement of any of the Arising Intellectual Property Rights or the Existing Intellectual Property Rights in the Field, or any proceedings or suspected or threatened proceedings for the revocation or involving the validity of any of the Intellectual Property Rights, the Party with this knowledge shall notify the other and provide all details within their knowledge with respect to the same and thereafter the Parties will assist each other in taking such steps as either Party may reasonably consider to be appropriate at the expense of the Party that considers such steps to be appropriate.

4.6           Reverse Engineering. CDX shall not reverse engineer, copy, disassemble, modify, decompile, or make any other attempt to ascertain the composition or the properties and characteristics of the prototypes, software, or other tangible objects which are provided or developed pursuant to this Agreement by NDT. In the event any such actions nevertheless occur, all data and results and/or any inventions, discoveries, or works arising there from shall be solely owned by NDT and CDX shall, at its expense, assign any such inventions or discoveries to NDT.

4.7           Evaluation. CDX shall not conduct any tests, evaluations or research outside of the Field using prototypes, software, or other tangible objects which are provided pursuant to this Agreement to CDX by NDT. In the event any such actions nevertheless occur, all data and results and/or any inventions, discoveries, or works arising there from shall be solely owned by NDT and CDX shall, at its expense, assign any such inventions or discoveries to NDT.

4.8           Licensing of Existing Intellectual Property Rights. The Parties agree to the applicable provisions as to the licensing, use and/or exploitation of Existing Intellectual Property Rights as set forth in Exhibit B.

5.           Confidentiality.

5.1           Non-Disclosure. The non-disclosure agreement between the parties in effect as of April 20, 2012 (the “Non-Disclosure Agreement”) will apply throughout and survive the termination or expiration of this Agreement. “Confidential Information” shall have the same meaning in this Agreement as it has in the Non-Disclosure Agreement.

5.2           Disclosers. “Discloser” shall mean either Party or any of its affiliates disclosing Confidential Information to the Recipient.

5.3           Recipients. “Recipient” shall mean either Party or any of its affiliates receiving Confidential Information from the Discloser.

5.4           Disclosure of Confidential Information. Each Party will disclose to the other such Confidential Information as it considers necessary to further the purpose of this Agreement. The terms of this Agreement shall be considered Confidential Information of both Parties.

5.5           Use of Confidential Information. The Recipient shall only use Confidential Information to further the purpose of this Agreement and for no other purpose.

5.6           Obligation of Recipient. The Recipient shall not without the prior written consent of the Discloser communicate or otherwise make available the Confidential Information to any third party save in so far as is necessary for an application for registration of an Arising Intellectual Property Right. The Recipient shall forthwith notify the Discloser of any such application and the Discloser may refuse permission to allow publication. However, such permission may not be reasonably refused.

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5.7           Use of Company Names and Logos. Neither Party will, without the prior written consent of the other Party: (a) use in advertising, publicity, or otherwise in connection with products developed in accordance with this Agreement, any trade name, logo, trademark, trade device, service mark, or symbol owned by the other Party; or (b) represent, either directly or indirectly, that any product or service of the other Party is a product or service of the representing Party, or vice versa.

6.           Return of Data and Samples

6.1           Except as set forth in the Non-Disclosure Agreement, each Party shall return to the other upon demand any remaining samples, prototypes and all copies of Confidential Information and will destroy all notes and any other written reports or documents which may have been made by the Recipient to the extent they contain any part of or reference to the Confidential Information in whole or part except as authorized in writing by the Discloser or if required by law.

7.           Warranties and Indemnification

7.1           Warranties to Both Parties. Each Party warrants to the other that:

(a)          it has full right and authority to enter this Agreement, that it has had an opportunity to review this Agreement and that it understands and agrees to each of the provisions herein; and

(b)          to its knowledge, its execution and performance of this Agreement does not and will not cause it to be in breach of any obligation whether contractual, statutory or otherwise.

7.2           Warranties by NDT. NDT further warrants to CDX that:

(a)          it possesses the necessary skill and expertise to perform the services under this Agreement and shall devote to the services under this Agreement all of the reasonable time, attention and skill as may be necessary for the proper performance of the services set forth in Exhibit A;

(b)          there is no known litigation pending or threatened in relation to any of its Existing Intellectual Property Rights which are in or relevant to the Field; and

(c)          in carrying out its obligations under this Agreement, it shall not knowingly infringe the Intellectual Property Rights of any third party

7.3           Disclaimer of Warranty. DETECTION MATERIAL DELIVERED BY NDT TO CDX PURSUANT TO THIS AGREEMENT IS PROVIDED “AS IS.” EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPHS 7.1 AND 7.2, NDT PROVIDES NO WARRANTIES FOR THE DETECTION MATERIAL, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, AND NDT SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND ANY IMPLIED WARRANTY OF NON-INFRINGEMENT. ALL CHARACTERISTICS OF THE DETECTION MATERIAL ARE NOT FULLY UNDERSTOOD AND ITS USE MAY INVOLVE RISKS OR DANGERS THAT ARE NOT KNOWN OR FULLY APPRECIATED. EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPHS 7.1 AND 7.2, DETECTION MATERIAL DELIVERED BY NDT TO CDX PURSUANT TO THIS AGREEMENT IS BEING PROVIDED WITHOUT WARRANTY OF ANY SORT, EXPRESS OR IMPLIED.

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7.4           Indemnification by CDX. CDX shall indemnify and hold harmless NDT, its officers, directors, employees, agents, and affiliates from any and all third-party claims, including attorneys’ fees, related to: CDX’s negligent, reckless, or intentional action or inaction related to this Agreement; or CDX’s breach of this Agreement.

7.5           Indemnification by NDT. NDT shall indemnify and hold harmless CDX, its officers, directors, employees, agents, and affiliates from any and all third-party claims, including attorneys fees, related to: NDT’s negligent, reckless, or intentional action or inaction related to this Agreement; or NDT’s breach of this Agreement.

7.6           Conditions of Indemnification. The indemnification obligations Paragraphs 7.4 and 7.5 are conditioned upon: (a) The indemnifying Party is notified promptly in writing of any claim against the indemnified Party; (b) The indemnifying Party shall control any settlement, defense or prosecution of the claim and is permitted to defend, compromise, or settle such claim, as long as such action does not adversely impact the other Party; and (c) The indemnifying Party is given all available information, cooperation, assistance, and authority as reasonably necessary to carry out its obligations.

7.7           No Guarantee of Success. The Parties will use reasonable efforts to satisfy their respective duties and provide the deliverables for each effective project; provided, however, that neither Party represents or warrants that it will be able successfully to complete its assigned duties or deliverables.

8.           Assignment.

8.1           Assignment of Agreement. Neither Party may assign or otherwise directly or indirectly transfer this Agreement or the rights and obligations hereunder to any person or entity other than a wholly-owned subsidiary without the prior written consent of the other Party. Notwithstanding the above:

(a)          CDX may assign this Agreement, without consent, (a) in whole or in part, to an affiliate or subsidiary or (b) in the event of a change of controlling ownership (either directly or indirectly) in CDX or in the event of merger, recapitalization, consolidation, other business combination or sale of all or substantially all of the assets of CDX.

(b)          NDT may assign this Agreement, without consent, (a) in whole or in part, to an affiliate or subsidiary or (b) in the event of a change of controlling ownership (either directly or indirectly) in NDT or in the event of merger, recapitalization, consolidation, other business combination or sale of all or substantially all of the assets of NDT.

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9.           Term and Termination.

9.1           Term. This Agreement shall become effective on the Effective Date and shall expire two years following the Effective Date.

9.2           Termination at End of Tasks. Either Party shall have the right to terminate this Agreement at its own discretion upon the completion of all Tasks in Exhibit A that have been authorized in accordance with the terms of Paragraph 2.2. Notwithstanding this provision, before or upon the successful completion of Phase 3, the parties will work to conclude a suitable Supply Agreement by which NDT will supply CDX with sensors on a commercial basis. In the event that NDT is unable to supply the sensors, NDT agrees to negotiate in good faith with CDX a worldwide license in the Field to any NDT Existing Intellectual Property Rights necessary to make, have made, use, sell or offer for sale the sensors.

9.3           Termination By Either Party. This Agreement may be terminated forthwith upon notice being given by either Party to the other if:

(a)          the other goes into liquidation, commences bankruptcy proceedings, or if a receiver or administrative receiver or administrator is appointed in respect of the whole or any part of its assets; or

(b)          the other makes an assignment for the benefit of or composition with its creditors generally or threatens to do any of these things or does or suffers any similar occurrence in any other jurisdiction; or

(c)          the other commits a breach of any term of this Agreement which is incapable of remedy or, in the case of a breach capable of being remedied, shall have failed within thirty (30) days after receipt of notice from the other Party so to do, to remedy such breach to the reasonable satisfaction of the other Party.

9.4           Survival of Termination. Termination (or expiration) of this Agreement shall be without prejudice to any assignment or license of intellectual property granted under or pursuant to this Agreement and to any rights either Party may have accrued as at the date of such termination (or expiration). In particular the provisions relating to intellectual property (Paragraph 4, inclusive), confidentiality (Paragraph 5, inclusive), and return of data and samples (Paragraph 6, inclusive) shall survive termination (or expiration) of this Agreement.

10.         General Provisions.

10.1         Notices. All notices pursuant to this Agreement shall be deemed properly given:

(a)          When personally delivered;

(b)          Upon receipt of a facsimile or electronic message and confirmed by first-class mail, postage prepaid;

(c)          Upon receipt by overnight delivery; or

(d)          When sent by Certified or Registered mail, postage prepaid and properly addressed to the representatives named below at the appropriate address first written above or at such other address as the parties may so notify in writing:

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CDX:	Attention: Daniel Yazbeck

Title:   President

NDT:	Attention: William Royea

Title:   President

10.2         Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes any and all prior agreements or understanding of the parties, either written or oral, regarding the subject of this Agreement.

10.3         Waiver. This Agreement may be modified or amended only by the written agreement of the Parties hereto. A waiver by any Party of any default or breach by another Party of any provision of this Agreement shall not be considered as a waiver of any subsequent default or breach of that same provision or of any other provision hereof. The failure by any Party to object to or to take affirmative action with respect to any conduct of another Party which is in violation of any provision of this Agreement shall not be construed as a waiver thereof, nor of any future breach or subsequent wrongful conduct.

10.4         Severability. Each provision of this Agreement is severable and distinct from the others and if any provision is or at any time becomes to any extent or in any circumstances invalid, illegal or unenforceable for any reason, it shall to that extent or in those circumstances be deemed not to form part of this Agreement, but the validity, legality and enforceability of all other provisions of this Agreement shall not otherwise be affected or impaired, it being the Parties’ intention that every provision of this Agreement shall be and remain valid and enforceable to the fullest extent permitted by law.

10.5         Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

10.6         Choice of Law. The Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws provisions. In the event of any disputes both parties will use all reasonable endeavors to settle all matters in dispute amicably. Any dispute which cannot be resolved amicably by the parties will be submitted to the exclusive jurisdiction of the federal courts of the State of California and the parties agree to submit to the exclusive jurisdiction of the federal courts of the State of California.

10.7         Force Majeure. In the event either Party is unable, in whole or in part, to carry out its obligations under this Agreement, those obligations insofar as they are affected by such an Act of God, shall be suspended during the continuance of any such disability, and such Party shall not be liable to any other Party hereto if the cause of such disability is remedied insofar as reasonably possible with reasonable dispatch, except that the settlement of any strike, lockout, or other industrial disturbance shall be conclusively deemed to be wholly within the discretion of the Party whose obligations are suspended by reason hereof. The term “Act of God” as employed herein shall mean any event which is not reasonably within the control of the Party affected. In the event that the failure of either Party hereto to perform any obligation hereunder by reason of an Act of God continues for more than thirty (30) days, the other Party hereto may terminate this Agreement upon ten (10) business days’ notice following that thirty (30) day period.

10.8         Non-Agency Relationship. Nothing in this Agreement shall be deemed to constitute a partnership, joint venture or agency relationship between the parties. Each Party shall be conclusively deemed to be an independent contractor and not under the control or supervision of any other Party.

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10.9         Exhibits. The Exhibits form part of this Agreement and shall have full force and effect as if expressly set out in the body of this Agreement and reference to this Agreement shall include the attached Exhibits.

10.10         Non-Assignment. Except as expressly provided herein, this Agreement is not assignable except with the prior written consent of the parties.

10.11         Non-Transfer of Rights. Except as expressly provided herein, this Agreement does not transfer any rights in Confidential Information, Intellectual Property Rights, or constitute an offer to sell or create other obligations.

10.12         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

In Witness Whereof, the Parties have caused their duly authorized representatives to execute this Agreement.

CDX, Inc.	Next Dimension Technologies, Inc.

By:	By:

Name:	Daniel Yazbeck	Name:	William Royea

Title:	President	Title:	President

Date:	November 1, 2013	Date:	November 1, 2013

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Exhibit A: Statement of Work

Summary

Task description	Pe,formance time	Budget
Task 1.1: Development of a testing platform for off-site, laboratory-based testing of cannabis	28 weeks
Task 1.2: Development of a sensor array for quantitative detection of THC and CBD	18 weeks
Task 2.1: Development of a novel sampling sub-system for vapor phase analysis of cannabis vapor	18 weeks

Additional tasks shall be added upon mutual written agreement.

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Task 1.1: Development of a testing platform for off-site, laboratory-based testing of cannabis

Task objective

NDT will develop: (1) a      capable of discriminating between 10 different strains of simulated cannabis, (2) a laboratory-based testing system that can be interfaced to standard, commercially available measurement instruments and allow testing of the sensor array with samples of cannabis flower, and (3) software to control and allow collection of raw data from the laboratory-based testing system. At the conclusion of the task, NDT will deliver the laboratory-based testing system to CDX for further testing and data collection at an off-site laboratory facility.

Key deliverables and deadlines

•    Development of a sensor array that is capable of detecting 3 strains of cannabis (completed by week 13)

•    Development of a sensor array that is capable of detecting 10 strains of cannabis (completed by week 28)

•    Development of a laboratory-based testing system that can be interfaced to standard, commercially available measurement instruments and allow for testing of the sensor array with samples of cannabis flower (completed by week 28)

•    Development of software to control and collect raw data from the laboratory-based testing system (completed by week 28)

•    Delivery of an oral presentation on the status of the 3-strain sensor array (to be scheduled following week 10)

•    Delivery of an oral presentation on the status of the 10-strain sensor array and laboratory-based testing system (to be scheduled following week 24)

•    Delivery of the laboratory testing system, associated software, and three (3) sensor arrays to a delivery address to be provided by CDX (shipped by week 28).

Performance time	28 weeks
Anticipated start date	November 1, 2013
Anticipated completion date	May 16, 2014
Total budget
Payment schedule	• $ upon completion of week 22 (due within 10 days of invoice) • $ upon shipment oflaboratory-based testing system (due within 10 days of invoice)
Disclaimer	NDT will use reasonable efforts to achieve the performance goals specified by CDX. Notwithstanding, the proposed work is developmental in nature, and thus NDT makes no representation and provides no guarantee that the performance goals specified by CDX will be attained.

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Task 1.2: Development of a sensor array for quantitative detection of THC and CBD

Task objective

NDT will develop a        that is capable of        detecting THC and CBD in cannabis flower samples. At the conclusion of the task, NDT will deliver samples of the final sensor array to CDX for further testing and evaluation.

Key deliverables and deadlines

•    Delivery of an oral presentation on the status of the sensor array development program (to be scheduled following week 6)

•    Delivery of an oral presentation on the status of the sensor array development program (to be scheduled following week 12)

•    Delivery of an oral presentation on the status of the sensor array development program (to be scheduled following week 18)

•    Delivery of five (5) sensor arrays with associated measured performance data to a delivery address to be provided by CDX (shipped by week 18).

Performance time	18 weeks
Anticipated start date	May 19, 2014
Anticipated completion date	September 30, 2014

Payment schedule	• upon completion of week 6 (due within 10 days of invoice) • upon completion of week 12 (due within 10 days of invoice) • upon completion of week 18 (due within 10 days of invoice)
Disclaimer	NDT will use reasonable efforts to achieve performance goals specified by CDX. Notwithstanding, the proposed work is developmental in nature, and thus NDT makes no representation and provides no guarantee that the performance goals specified by CDX will be attained.

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Task 2.1: Development of a novel sampling sub-system for vapor phase analysis of cannabis vapor

Task objective	NDT will design a new sampling sub-system for use in an integrated, portable cannabis detector. The system will consist of: (1) a can be integrated into an electronic readout system, (2) a (3) a switch (optional, depending on the overall detector architecture), and (4) that interfaces to the sensor and provides electrical connection to the readout electronics. The system will be optimized and tested for cannabis and compounds associated with cannabis. The components for three (3) completed sampling sub-systems will be delivered to CDX for further testing and evaluation.
Key deliverables and deadlines

•   Delivery of an oral presentation on the design and development of the sampling sub-system (to be scheduled following week 6)

•   Delivery of an oral presentation on the design and development of the sampling sub-system (to be scheduled following week 12)

•   Delivery of an oral presentation on the design and development of the sampling sub-system (to be scheduled following week 18)

•   Delivery of three (3) completed sampling sub-systems along with associated measured performance data to a delivery address to be provided by CDX (shipped by week 18).

Performance time	18 weeks
Anticipated start date	May 19, 2014
Anticipated completion date	September 30, 2014
Total budget
Payment schedule	• upon completion of week 6 (due within 10 days of invoice) • upon completion of week 12 (due within 10 days of invoice) • upon completion of week 18 (due within 10 days of invoice)
Disclaimer	NDT will use reasonable efforts to achieve performance goals specified by CDX. Notwithstanding, the proposed work is developmental in nature, and thus NDT makes no representation and provides no guarantee that the performance goals specified by CDX will be attained.

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Exhibit B: Option to exclusive license in the Field

1.          NDT hereby grants to CDX an option to negotiate a royalty-bearing, exclusive license to any Existing Intellectual Property Rights owned by or licensed to NDT that are required to commercialize products in the Field (the “Option”). During the Option Term, as defined below, CDX shall have the right to use the NDT’ s Existing Intellectual Property Rights for internal research and evaluation purposes only. Subject to the rights, if any, of the United States Government pursuant to 35 U.S.C. §200, et seq., as well as any rights reserved elsewhere by the U.S. Government to use the Existing Intellectual Property Rights, NDT shall not offer a license under the Existing Intellectual Property Rights in the Field to any third party which is inconsistent with the Option granted herein.

2.          The term for the exercise of the Option shall commence on the Effective Date of this Agreement and shall continue for a period of twelve (12) months, unless earlier terminated by the exercise of the Option hereunder or the written notice by CDX to NDT that the Option is terminated (“Option Term”).

3.          In consideration of the Option granted hereunder, CDX agrees to pay to NDT the sum of           sand dollars ($) within ten (10) business days of an invoice from NDT to be submitted on or after March 31, 2014. Such amounts shall be nonrefundable and noncreditable against any future license consideration.

4.          CDX may exercise the Option upon written notice to NDT during the Option Term. Upon NDT’s receipt of such written notice, the parties agree, within a ninety (90) day period, to negotiate in good faith to attempt to establish the terms of a license agreement granting CDX exclusive rights to make, have made, use and sell products in the Field under NDT’s Existing Intellectual Property Rights. Such license agreement shall include at least the following provisions as detailed in Exhibit C: license fee, annual maintenance payments/minimum royalties, milestone payments (where applicable) and royalty payments, payment of all past and future costs incurred by NDT associated with the prosecution and maintenance of the Existing Intellectual Property Rights, a commitment by CDX to exert their best efforts to commercialize licensed products in the Field as soon as practicable, the right of NDT to terminate the license agreement should CDX not meet specified due diligence milestones or should CDX challenge the validity of the Existing Intellectual Property Rights, a commitment to maintain the confidentiality of the Patent Rights, and indemnity and insurance provisions satisfactory to NDT and its insurer. Notwithstanding anything in this Option Agreement to the contrary, the exercise of the Option hereunder by CDX shall only require the parties to negotiate in good faith to attempt to enter into a license, and shall not require either party to enter into such a license unless the terms and conditions for such license are satisfactory to each party at its sole discretion. If such license agreement has not been executed within ninety (90) days from NDT’ s receipt of CDX’ s written notice to exercise the Option, this Option Agreement shall be deemed terminated and NDT shall be free to enter into an exclusive or non-exclusive license to the Existing Intellectual Property Rights in the Field with any other company.

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Exhibit C: Contemplated terms for Exclusive License Agreement

#	Terms	Details
1	Parties	Licensor: Next Dimension Technologies (NDT) Licensee: CDX (CDX)

2	Not Legally Binding

•  This term sheet is not a legally binding contract

•  The parties have no obligations to each other and should not undertake any relevant obligations unless and until a formal agreement is executed

•  This term sheet states concepts to be reflected in formal contracts, but not the actual wording.

3	Technology Description	Chemical sensing technology.

4	Expected Licensable IP	All patent rights licensed to NDT relating to chemical sensing technology in the CDX Field of Use.

5	CDX Field of Use	The use of sensors and their associated electronics and signal processing technology to characterize cannabis or to detect or to quantify compounds in cannabis for applications in all markets except for law-enforcement.

6	Territory	Worldwide

7	Exclusivity	Exclusive rights where NDT has the ability to grant exclusivity. Non-exclusivity where NDT lacks the ability to grant exclusivity.

8	Rights Covered	Make, use, sell, have made, offer for sale and import.

9	Term	Last to expire of the currently licensed NDT patents.

10	License fees	up-front license fee due within 30 days of execution of the license agreement

11	Royalty

•  Royalties on gross sales of products that utilize Existing Intellectual Property Rights as follows:

-  % royalty on disposable sensors / sensor arrays

-  % royalty on devices that utilize sensors / sensor arrays

-  % royalty on accessories for devices that utilize sensors / sensor arrays

12	Minimum royalties	• CDX shall pay to NDT a minimum royalty of $ K per year, paid in equal quarterly installments.

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•  The minimum royalty due in accordance with this paragraph shall increase to $      per year beginning two years after execution of the license agreement, or upon the date of first sale of products using licensed NDT technology, whichever occurs sooner.

•  The royalty on product sales shall be creditable towards minimum royalty payments. For partial years, all amounts will be determined on a pro-rata basis.

13	Milestone payments

•  CDX shall make a $      milestone payment to NDT upon recognizing $5M in cumulative gross sales of product(s) utilizing licensed NDT technology.

•  CDX shall make a $      milestone payment to NDT upon recognizing $1OM in cumulative gross sales of product( s) utilizing licensed NDT technology.

•  CDX shall make a $      milestone payment to NDT upon recognizing $25M in cumulative gross sales of product(s) utilizing licensed NDT technology.

14	Performance milestones

•  CDX shall invest at least $      per year in research and development towards the commercialization of product(s) in the Field until annual gross of product(s) in the Field equals or exceeds $5M.

•  For purposes of this paragraph, R&D investments include moneys expended by CDX both internally and externally (e.g. through joint-development efforts funded by CDX)

15	IP rigts revers10 n	Licensed IP rights revert to NDT under the following conditions: • Non-payment of payments due under license agreement • Non-compliance with commercialization due diligence

16	IP prosecution and maintenance	CDX shall reimburse NDT for ongoing prosecution and maintenance costs and fees incurred by NDT on or after the effective date of the license agreement.

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